EXHIBIT 23.2

                               Consent of KPMG LLP

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                                                                    Exhibit 23.2

                          Independent Auditors' Consent

The Board of Directors
Bridge Street Financial, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bridge Street Financial, Inc. for the Bridge Street Financial, Inc. 2003 Stock Option Plan and 2003 Recognition and Retention Plan of our independent auditors' report dated January 17, 2003, with respect to the consolidated statements of financial condition of Oswego County Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended, which report is incorporated by reference in the December 31, 2002 Annual Report on Form 10-KSB of Bridge Street Financial, Inc.


/s/ KPMG LLP

July 25, 2003
Syracuse, New York